Exhibit 10.4

AMENDMENT NO. 1 TO

TAX RECEIVABLE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of July 18, 2017, to that certain Tax Receivable Agreement, dated as of December 19, 2016 (the “Agreement”), by and among Select Energy Services, Inc., a Delaware corporation (the “Corporate Taxpayer”), the TRA Holders and the Agent. Capitalized terms used but not defined herein have the meanings given such terms in the Agreement.

WHEREAS, the Corporate Taxpayer, the TRA Holders and the Agent are parties to the Agreement;

WHEREAS, concurrently with the execution and delivery of this Amendment, the Corporate Taxpayer has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rockwater Energy Solutions, Inc., a Delaware corporation, Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporate Taxpayer, SES Holdings, LLC, a Delaware limited liability company (“SES LLC”), Raptor Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of SES LLC, and Rockwater Energy Solutions, LLC, a Delaware limited liability company;

WHEREAS, pursuant to Section 7.7 of the Agreement, the Agreement may be amended in writing by each of the Corporate Taxpayer and by TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders if the Corporate Taxpayer had exercised its right of early termination on the date of the Reorganization Transactions; and

WHEREAS, in connection with the Merger Agreement, the Corporate Taxpayer and the TRA Holders desire to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. The definition of “Change of Control” in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

““Change of Control” means the occurrence of any of the following events after the 144A Date:

(i)

any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (i) one or more members of the Legacy Group, whether individually or as a group, (ii) any “group” which includes any one or more members of the Legacy Group (the members of the Legacy Group in such “group”, the “Group Members”) if such Group Members collectively are the record holders of more than 50% of the Corporate Taxpayer’s outstanding voting securities that are Beneficially Owned by such “group”; or (iii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)

the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the 144A Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the 144A Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)

there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately prior to the merger or consolidation does not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)

the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale; or

(v)	the Corporate Taxpayer ceases to be the sole managing member of SES LLC.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.”

2. The parties acknowledge and agree that a “Change of Control” under the Agreement shall not be deemed to have occurred by virtue of the consummation of the transactions contemplated by the Merger Agreement and, for purposes of the Agreement, any individual who is appointed or elected as a director of the Corporate Taxpayer in connection with the Merger Agreement and the transactions contemplated thereby shall be deemed to have been approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the 144A Date or whose appointment, election or nomination for election was previously so approved or recommended by directors referred to in clause (ii) of the definition of “Change of Control” in the Agreement.

3. This Amendment shall not be effective unless and until the Closing (as defined in the Merger Agreement) occurs under the Merger Agreement, whereupon it shall become effective automatically. In the event that the Merger Agreement is terminated pursuant to its terms, on the date of such termination, this Amendment automatically shall terminate and shall be of no further force or effect.

4. Except as expressly amended hereby, the Agreement remains unmodified and in full force and effect as originally executed without waiver of any provision thereof. Whenever the Agreement is referred to in any agreement, document or other instrument, such reference will be to the Agreement as amended hereby. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

5. This Amendment shall be binding upon the Corporate Taxpayer and the TRA Holders and each of their respective successors and permitted assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

6. This Amendment shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

7. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.

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IN WITNESS WHEREOF, the Corporate Taxpayer and the TRA Holders have duly executed this Amendment as of the date first written above.

CORPORATE TAXPAYER:

SELECT ENERGY SERVICES, INC.

By:	/s/ John D. Schmitz
Name:	John D. Schmitz
Title:	Chairman and Chief Executive Officer

TRA HOLDER:

CRESTVIEW PARTNERS II SES INVESTMENT B, LLC

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

Signature page to Amendment No. 1 to Tax Receivable Agreement